Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Post Effective Amendment No. 1) of our report dated April 9, 2007, including an emphasis of a matter paragraph for the Company's adoption of Statement of Accounting Standards No. 123 (Revised 2004), relating to our audits of the consolidated financial statements of CTI Industries Corporation and Subsidiaries as of December 31, 2006 and for each of the two years ended December 31, 2006 and 2005. We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

Weiser LLP
New York, New York
July 8, 2008